Exhibit 23.1

Consent of Independent Auditors

The Board of Directors of
Westmoreland Coal Company

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-56904, 333-106852, 333-150512 and 333-166393) on Form S-8 of Westmoreland Coal Company of our report dated April 12, 2012 relating to the Kemmerer Mine statements of  assets to be acquired and liabilities to be assumed as of December 31, 2011 and 2010, and the statements of revenues and direct operating expenses and cash flows for each of the years in the three-year period ended December 31, 2011, which appear in the amended Current Report on Form 8-K/A of Westmoreland Coal Company.

/s/ Tanner LLC

April 12, 2012
Salt Lake City, Utah